EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedule of The Lubrizol Corporation (the “Company”) (which reports express unqualified opinions and include an explanatory paragraph relating to the Company’s adoption of new accounting standards in 2007 and 2006), and the effectiveness of The Lubrizol Corporation’s internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Lubrizol Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

September 24, 2008